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                                                                    EXHIBIT 10.2

                               AMENDMENT TO THE

                              IMCO RECYCLING INC.

                            1992 STOCK OPTION PLAN

I. Article III of the IMCO Recycling Inc. 1992 Stock Option Plan is hereby deleted in its entirety and replaced with the following:


                                 "ARTICLE III
                            SHARES SUBJECT TO PLAN
                            ----------------------

       Subject to the provisions of Articles XII and XIII of the Plan, the aggregate number of shares which may be issued to Participants under grants of Stock Options made by the Committee under the Plan shall be:

     a.  1,550,000 shares of Common Stock; plus

     b. The number of shares that are delivered or tendered, or withheld from any exercise, by a Participant as full or partial payment made to the Company in connection with the exercise price of any Stock Option or in connection with satisfying the Participant's tax withholding obligations pursuant to Section 15.7 of the Plan, to the extent that a Reload Stock Option is granted to purchase such number of shares so delivered to or withheld by the Company.

       The aggregate number of shares of Common Stock that may be represented by grants of Stock Options made to any Participant under the Plan during any fiscal year during which the Plan is in effect, may not exceed 100,000 shares. Shares to be distributed and sold may be made available from either authorized but unissued Common Stock or Common Stock held by the Company in its treasury. Shares that by reason of the expiration or unexercised termination of a Stock Option are no longer subject to purchase may be reoffered under the Plan."